UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2019

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-38297 (Commission File Number)	47-1628077 (I.R.S. Employer Identification Number)
11305 Four Points Drive, Building 2, Suite 100 Austin, TX (Address of principal executive offices)	78726 (Zip code)
(512) 346-2000 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2019, the Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, expanded the size of the Board to six members and appointed Heidi Melin to the Board as a Class II Director, with a term expiring at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) or until her successor is elected and qualified, or, if earlier, until her death, disability, resignation, disqualification, or removal from the Board. Based on information provided by Ms. Melin concerning her background, employment, and affiliations, the Board determined that Ms. Melin meets the independence requirements under the rules of the New York Stock Exchange (the “NYSE”), including the additional independence requirements of the NYSE and Securities Exchange Commission applicable to members of compensation committees, and that there are no transactions between the Company and Ms. Melin that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Melin and any other persons pursuant to which she was appointed as a director of the Company. Ms. Melin has been appointed as a member of the Compensation Committee.

In connection with her appointment, Ms. Melin will receive a restricted stock unit award with a value equal to approximately $56,667 under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (the “LTIP”), which amount represents the prorated value of a $170,000 annual director award reduced to reflect the service period from the date of her appointment to the Board through the date of the 2019 Annual Meeting, and which will vest on May 2, 2019.

Ms. Melin will receive the standard non-employee director compensation for her service as a director, which compensation currently consists of: (i) an annual cash retainer of $30,000 for her service on the Board, (ii) an annual cash retainer of $6,000 for her service on the Compensation Committee, and (iii) an annual equity award under the LTIP with a grant date value equal to $170,000, for each year following her initial partial year of service on the Board.

In connection with her appointment, the Company and Ms. Melin entered into the Company’s standard form of indemnification agreement, which requires the Company, among other things, to indemnify Ms. Melin against liabilities that may arise by reason of her status or service. The indemnification agreement also requires the Company to advance all expenses incurred by Ms. Melin in investigating or defending any action, suit, or proceeding that may arise by reason of her status or service.

For a full description of the compensation program for the Company’s non-employee directors and the Company’s indemnification agreements, please see the Company’s Proxy Statement for its 2018 annual meeting of stockholders, filed with the Securities and Exchange Commission on September 27, 2018.

Ms. Melin is currently the Chief Marketing Officer of Workfront Inc., a cloud-based company that develops enterprise work management software. From June 2013 to January 2018, Ms. Melin served as the Chief Marketing Officer of Plex Systems, Inc., a cloud Enterprise Resource Planning (“ERP”) technology company that delivers plant floor‑focused ERP to manufacturers. From May 2012 through March 2013, Ms. Melin served as Senior Vice President and Chief Marketing Officer at Eloqua, Inc., a provider of innovative marketing automation and revenue performance management solutions that was later acquired by Oracle Corporation. She served as Executive Vice President and Chief Marketing Officer at Taleo Corporation, a cloud‑based talent management platform, from May 2011 to April 2012. From September 2007 through February 2011, Ms. Melin served as Senior Vice President and Chief Marketing Officer at Polycom, Inc., a global leader in voice and video collaboration solutions. From June 2005 through June 2007, Ms. Melin was the Chief Marketing Officer at Hyperion Solutions Corporation.  She also previously served on the board of directors and the human resources committee of Accelrys, Inc., a public reporting company prior to its acquisition by Dassault Systèmes SA, from July 2013 to April 2014. Ms. Melin holds a bachelor’s degree in political science and organizational psychology from Willamette University.

The Board believes that Ms. Melin’s extensive marketing and industry experience as well as her prior board experience qualify her to serve as a director.

Item 7.01Regulation FD Disclosure.

On January 8, 2019, the Company issued a press release announcing the appointment of Heidi Melin to the Board and to the Compensation Committee. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01, including the press release incorporated into this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date: January 8, 2019	By:	/s/ Cam McMartin
Cam McMartin
Chief Financial Officer